Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated October 5, 2017, in this Registration Statement (Form S-6 No. 333-219807) of Smart Trust 340, comprising Smart Trust, Argus Dividend Growers Total Return Trust, Series 14.

/s/ Grant Thornton LLP

Chicago, Illinois

October 5, 2017